Exhibit 99.1

Contact:
Michelle Chase
Carrier Access
303-218-5562
mchase@carrieraccess.com

Carrier Access Updates Guidance for Third Fiscal Quarter of 2004

BOULDER, Colo.—Sept. 7, 2004— Carrier Access Corporation (NASDAQ: CACS — News), a leading provider of broadband communications technologies, today announced after discussions with several wireless service providers and OEM customers, and due to industry consolidation in the wireless industry, it expects revenues for the third fiscal quarter of 2004 to decline on a sequential basis by approximately 15 to 20 percent from the $30.5 million recorded in the second fiscal quarter of 2004.

Carrier Access believes discussions with its customers have resulted in increased visibility and anticipates that revenues for the fourth quarter 2004 will increase slightly quarter over quarter from revenues anticipated to be reported in the third quarter. Carrier Access continues to see increased demand for its business service delivery, including Voice-over-IP (VoIP) products and believes the decrease in sales to wireless customers is a short-term event and due principally to the consolidation in the wireless mobility market in North America.

“Consolidation among wireless service providers has resulted in what we believe is a short-term spending decline as wireless service providers constrain their capital to rationalize their networks. This is clearly affecting our top line. Although quarterly revenues are anticipated to decline from those reported in the second quarter of 2004, we believe we are well positioned to increase revenues in 2005 in the wireless market,” said Roger Koenig, president, CEO and chairman, Carrier Access.

“We remain focused on introducing new products for our Broadband Business Access and Wireless customers and are encouraged by customer engagements and continued trials. We continue to believe we are focused on the highest growth markets and believe we are well positioned to profitably grow our business,” Koenig said.

Carrier Access will be holding a conference call on October 19th to discuss its third quarter 2004 results in more detail.

About Carrier Access Corporation

Carrier Access (NASDAQ: CACS) provides consolidated access technology designed to streamline the communication network operations of service providers, enterprises and government agencies. Carrier Access products enable customers to consolidate and upgrade access capacity, and implement converged IP services while lowering costs and accelerating service revenue. Carrier Access’ technologies help our customers do more with less. For more information, visit www.carrieraccess.com.

Forward-Looking Statement Caution

This press release contains forward-looking statements about our anticipated 2004 third and fourth quarter operating results and our prospects for growth in 2005, as well as our growth prospects in wireless and Voice over IP. We caution that our growth prospects and our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, consolidation among our customer base, continuing uncertainty regarding general economic conditions, changes in capital spending by carriers and telecommunications companies, market acceptance of our products, problems with or at our customers, distributors, OEM’s and/or suppliers, growth rates within our industry, the financial stability of our customers, the introduction of new competition and technologies, and other risks and uncertainties including those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other documents periodically filed with the Securities and Exchange Commission. We do not undertake any obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise.